Exhibit 16.1

November 6, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Korro Bio Inc.’s (formerly known as Frequency Therapeutics, Inc.) statements included under Item 4.01 of its Form 8-K filed on November 6, 2023 and we agree with such statements concerning our firm.

/s/ RSM US LLP